Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE November 14, 2013	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS REPORTS RECORD FISCAL YEAR 2013 FOURTH QUARTER RESULTS

➢	Record fourth quarter orders, revenue and earnings per share driven by both Test and Sensors businesses
➢	MTS achieves fiscal 2013 revenue and earnings per share results within forecasted range
➢	Productivity benefits from investments in business processes are expected to result in $4 to $5 million of cost savings in fiscal year 2014; associated with these savings, a restructuring charge for severance and related costs of $4 to $6 million will occur in fiscal 2014
➢	Market conditions provide momentum for fiscal 2014; Company expects fiscal 2014 revenue to be $585 to $605 million and EPS to be $3.55 to $3.70, excluding the restructuring charge

Eden Prairie, Minn., November 14, 2013 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of test systems and industrial position sensors, today reported fiscal 2013 fourth quarter and fiscal year financial results.

“We are very pleased with our record fourth quarter performance,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “Orders were up 9 percent, revenue grew 12 percent, and earnings per share climbed 45 percent. Driving these quarterly gains was double-digit growth in revenue and income from operations in both Test and Sensors. We delivered a strong finish to fiscal 2013, in line with our expectations, and expect continued growth in fiscal 2014.”

Fourth Quarter Results

Orders were $160.2 million, up 9 percent compared to the fiscal 2012 fourth quarter, net of a 1 percent negative currency translation. The increase was driven by 25 percent base-order growth in the Test segment, which was partially offset by variability in large-order timing, and 13 percent growth in the Sensors segment. There was one large order (>$5 million) in the quarter of $5.3 million, compared to one large order of $20.4 million in the same period last year. Backlog of $290 million decreased 3 percent compared to the prior year.

Revenue was $154.8 million, up 12 percent from the prior year, net of a 1 percent negative currency translation. Test and Sensors grew 13 percent and 10 percent, respectively. The gross margin rate was 43.2 percent, up 1.5 percentage points, primarily driven by volume leverage in both segments.

Income from operations totaled $27.8 million, up 29 percent from the previous year. The increase resulted from higher volume and increased gross margin rate, partially offset by a $3.1 million increase in operating expenses. The increase in operating expenses was driven by headcount additions and other investments in the selling organization. Earnings per share were $1.36, up 45 percent compared to the prior year, driven by higher operating income as well as a lower tax rate. The tax rate for the quarter fell to 21.9 percent from 28.6 percent, primarily from an approximate 7.3 percentage point favorable impact due to recently issued guidance related to the United States Research and Development tax credit. This provided a tax benefit in the current period of $2.0 million, or $0.12 per share, positively impacting the earnings per share growth rate by 13 percentage points.

MTS News Release

November 14, 2013

Uses of Cash

Cash and cash equivalents at the end of the fourth quarter totaled $48.3 million, compared to $53.6 million at the end of the third quarter of fiscal 2013. During the fourth quarter, operating activities consumed cash of $3.9 million, as $29.7 million of cash used for additional working capital to support higher revenue was partially offset by earnings. During the fourth quarter, the Company borrowed $25.0 million from its credit facility, paid $4.7 million in dividends to shareholders, purchased approximately 354,500 shares of its common stock for $21.7 million, and invested $6.5 million in capital expenditures.

Fourth Quarter Segment Results

Test Segment:

“Test had a record quarter, delivering impressive revenue and operating income growth,” said Dr. Graves. “We were also pleased that Test finished the year with their strongest orders quarter year-to-date. Base order growth was very strong at 25 percent led by ground vehicles in China and Service orders grew 38 percent.”

Total orders for the Test segment were $134.2 million, up 8 percent compared to the prior year, primarily driven by significantly higher base orders. Base orders increased 24 percent, primarily driven by ground vehicles and structures orders in Asia and the Americas. As noted above, current year large orders included a $5.3 million European ground vehicle order for tire testing, while prior year orders included a $20.4 million Asian structures order for seismic testing. Service orders increased 38 percent, driven by service contracts. Backlog of $275 million declined 4 percent compared to the fiscal 2012 fourth quarter, driven by faster conversion of backlog to revenue from operational improvements.

Revenue grew 13 percent to $128.7 million, primarily due to strong execution on beginning backlog as well as growth in short-cycle base orders. Currency translation had a 1 percent negative impact.

Gross profit was $51.9 million, up 16 percent compared to the same quarter last year. The gross margin rate was 40.3 percent, an increase of 1.2 percentage points. Approximately 0.6 points of the increase was due to leverage on higher volume, and 0.5 points was due to both a favorable mix of higher margin products as well as lower warranty expense.

Operating expenses increased $1.8 million, compared to the prior year, as continued investment in additional selling resources was partially offset by lower spending on both compliance initiatives and consulting. Income from operations totaled $21.7 million, up $5.5 million compared to the prior year, driven by increased gross profit on higher volume and an improved gross margin rate.

Sensors Segment:

“This was the strongest quarter of the year for Sensors and marked the third consecutive quarter of sequential growth,” said Dr. Graves. “Orders, revenue, gross profit, and income from operations all experienced double digit increases. These strong results were driven by order increases that are attributable to improving global end-markets. We are encouraged by this recent trend.”

Orders were $26.0 million, up 13 percent compared to the prior year. This increase resulted from growth in the mobile hydraulics market in the Americas, as well as the industrial markets in the Americas and Asia, partially offset by 3 percent negative currency translation. The mobile hydraulic and industrial markets were up 19 percent and 11 percent, respectively. Backlog of $15 million grew 16 percent compared to the fiscal 2012 fourth quarter.

Revenue grew 10 percent to $26.1 million, net of 3 percent negative currency translation, on higher order volume. Gross profit was $14.9 million, up 17 percent compared to the same quarter last year. The gross margin rate was 57.2 percent, an increase of 3.2 percentage points driven by leverage on higher volume. Operating expenses increased $1.4 million, compared to the prior year primarily due to higher continued investment in selling and marketing to drive growth. Income from operations was $6.1 million, up 14 percent compared to the prior year.

MTS News Release

November 14, 2013

Full Year Results

“We are pleased with our record performance in terms of revenue and orders this past year,” stated Dr. Graves. “The Sensors orders trend in the second half of the year showed continuing strength. Test had an excellent fourth quarter but large orders were pushed out of the year as customer deferral rates throughout the year were higher than historical norms. Despite the large order delays, we achieved 5 percent revenue growth from higher backlog and a higher backlog conversion rate.

“Earnings this year, while up on a continuing basis, were down slightly when the costs associated with the U.S. Government settlement in fiscal 2012 are excluded. The bottom line was also impacted by a lower gross margin rate and higher operating expenses as we continued to invest in selling and service expansion as well as research and development. We believe these investments are critical for us to scale the company and will generate long-term returns. One-time tax benefits associated with the R&D tax credit of $0.15 per share also contributed to the results this year,” Dr. Graves continued.

Total company orders for fiscal 2013 reached a record high of $567.4 million. Excluding the currency impact, orders growth was 2 percent. The increase was driven by both Test and Sensors. In Test, 3 percent base-order growth was fueled by strong ground vehicle orders in Asia and Europe and 10 percent Service order growth. Sensors had strong demand in the global industrial markets.

Revenue was up 5 percent, to a record $569.4 million, including 7 percent growth in Test. This resulted from higher beginning backlog and a higher rate of backlog conversion into revenue, partially offset by a 5 percent decline in Sensors. The gross margin rate was 40.7 percent, down 2.9 percentage points compared to the prior year driven by unfavorable product mix, continued investment in productivity and infrastructure initiatives, and increased warranty expense in Test.

Income from operations was $80.0 million, a decrease of $0.5 million, or approximately 1 percent compared to the prior fiscal year. The prior fiscal year included $7.8 million of costs related to the settlement of the U.S. Government investigation. Excluding these costs, income from operations decreased $8.3 million, reflecting the lower gross profit rate and $4.1 million higher operating expenses. The increase in operating expenses was driven by infrastructure investments in selling, service, and research and development, partially offset by lower spending on both compliance initiatives and consulting.

The effective tax rate decreased to 27.1 percent from 35.4 percent. The tax rate for the prior fiscal year was unfavorably impacted by approximately 3.6 percentage points due to the recognition of the previously mentioned $7.8 million of costs related to the U.S. Government settlement, which was nondeductible for income tax purposes. Also, in the current fiscal year, the tax rate was favorably impacted by approximately 3.7 percentage points due to favorable changes during the fiscal year related to the United States Research and Development tax credit.

Earnings per share for the year were $3.64, up $0.43 compared to the prior year. Excluding the $0.48 per share negative impact from the U.S. Government settlement costs last year, earnings per share declined 1 percent. Fewer shares outstanding positively impacted earnings per share by $0.04.

For fiscal 2013, MTS generated a return on invested capital (ROIC) of 23 percent. See “Non-GAAP Financial Measures” below for further information.

Outlook for Fiscal 2014

Dr. Graves said, “From an economic perspective, we are anticipating global economic conditions to modestly improve, which should result in another record year in fiscal 2014 including mid-single-digit orders growth, a marked increase compared to fiscal 2013. This will replenish backlog and drive revenue to $585 to $605 million. Earnings per share, excluding the restructuring costs of $4 to $6 million, is expected to be $3.55 to $3.70. This is a 2 to 6 percent growth after adjusting for the $0.15 per share benefit of the non-recurring R&D tax benefits in fiscal 2013 which had a 4 percentage point impact.

“We expect to see continued improvement in our cost structure in fiscal year 2014, with an estimated $4 to $5 million in cost savings as we realize the benefits from our capital investments in the Test business that optimize business processes and improve our customers’ experience. These savings will be reinvested in the Test business to enable our long-term growth objectives. However, the restructuring costs associated with these moves will impact the first two quarters of our fiscal year,” said Dr. Graves.

MTS News Release

November 14, 2013

“As with previous years, our performance will build throughout the year with more of our revenue and earnings per share coming from the second half of the year. Revenue in the first half of the year will be relatively flat based on a 3 percent lower opening backlog and the mix of backlog. Earnings per share, excluding the restructuring costs in the first half of the year, will be flat to down 8 percent based on ongoing investment spending. More specifically, first-quarter revenue is expected to be $139 to $144 million, and EPS is expected to be $0.65 to $0.75, before the impact of the restructuring costs.”

Dr. Graves concluded by saying that, “A 3-6 percent revenue growth rate range is solid given the current outlook for the global economy but we will remain flexible so we may quickly respond if market conditions improve at a faster rate. Our earnings per share outlook reflects another year of investment as we firmly believe the changes in our processes are critical for us to scale the businesses to achieve our long-term growth goals. The macro trends associated with emerging markets, the environment, energy, and changing demographics remain strongly in our favor and we believe we are well-positioned to capitalize on these trends.”

Non-GAAP Financial Measures

We believe that return on invested capital (“ROIC”) is useful to investors as a measure of operating performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate operating performance. ROIC is a financial measure that does not reflect generally accepted accounting principles (“GAAP”). We calculate ROIC by dividing net income, excluding after-tax interest expense, by average invested capital. Average invested capital is defined as the aggregate of average interest-bearing debt and average shareholders’ investment and is calculated as the sum of current and prior year-ending amounts divided by two. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of ROIC to the most directly comparable GAAP financial measures is included in Exhibit C to this release.

Fiscal Year 2013 Conference Call

A conference call will be held on November 15, 2013, at 10 a.m. EST (9 a.m. CST). Call +1.719.325.2463 (Toll Free: +1.888.417.8533); and reference the conference passcode “1269449”. Telephone replay will be available until 12 p.m. CST, November 22, 2013. Call +1.719.457.0820 (Toll Free: +1.888.203.1112); and reference the conference passcode “1269449”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on November 19, 2013.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” regarding financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook for Fiscal 2014” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

MTS News Release

November 14, 2013

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

November 14, 2013

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Fiscal Year Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012

Revenue	$154,795	$137,843	$569,439	$542,256
Cost of sales	87,959	80,422	337,500	306,064
Gross profit	66,836	57,421	231,939	236,192
Gross margin	43.2%	41.7%	40.7%	43.6%

Operating expenses:
Selling, general and administrative	33,028	30,071	129,172	126,038
Research and development	5,961	5,769	22,812	21,893
U.S. Government settlement	—	—	—	7,750
Total operating expenses	38,989	35,840	151,984	155,681

Income from operations	27,847	21,581	79,955	80,511
Operating margin	18.0%	15.7%	14.0%	14.8%

Interest expense, net	(140)	(151)	(334)	(305)
Other expense, net	(270)	(85)	(367)	(426)

Income before income taxes	27,437	21,345	79,254	79,780
Provision for income taxes	6,022	6,094	21,448	28,224
Net income	$21,415	$15,251	$57,806	$51,556

Earnings per share:
Basic-
Earnings per share	$1.38	$0.95	$3.69	$3.24
Weighted average number of common shares outstanding - basic	15,532	16,018	15,664	15,913

Diluted-
Earnings per share	$1.36	$0.94	$3.64	$3.21
Weighted average number of common shares outstanding - diluted	15,727	16,175	15,861	16,077

MTS News Release

November 14, 2013

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	September 28,	September 29,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$48,333	$79,852
Accounts receivable, net	102,860	84,119
Unbilled accounts receivable	75,988	51,306
Inventories	77,989	67,979
Other current assets	24,093	17,647
Total current assets	329,263	300,903

Property and equipment, net	78,399	61,653

Goodwill	16,624	16,239
Intangibles, net	19,656	23,077
Other assets	7,335	7,566
Total Assets	$451,277	$409,438

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$35,000	$230
Accounts payable	29,816	33,744
Advance payments from customers	44,929	65,833
Other accrued liabilities	64,418	60,425
Total current liabilities	174,163	160,232

Other long-term liabilities	20,577	22,487
Total Liabilities	194,740	182,719

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized: 15,408 and 15,640 shares issued and outstanding as of September 28, 2013 and September 29, 2012, respectively	3,852	3,910
Additional paid-in capital	—	652
Retained earnings	240,348	211,256
Accumulated other comprehensive income	12,337	10,901
Total shareholders’ investment	256,537	226,719
Total Liabilities and Shareholders’ Investment	$451,277	$409,438

MTS News Release

November 14, 2013

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	September 28,	September 29,
Test Segment	2013	2012	% Variance

Orders	$134,214	$123,825	8%

Revenue	$128,695	$114,133	13%
Cost of Sales	76,795	69,506	10%
Gross profit	51,900	44,627	16%
Gross margin	40.3%	39.1%

Operating expenses	30,191	28,424	6%

Income from operations	$21,709	$16,203	34%

Sensors Segment

Orders	$26,000	$23,071	13%

Revenue	$26,100	$23,710	10%
Cost of Sales	11,164	10,916	2%
Gross profit	14,936	12,794	17%
Gross margin	57.2%	54.0%

Operating expenses	8,798	7,416	19%

Income from operations	$6,138	$5,378	14%

Total Company

Orders	$160,214	$146,896	9%

Revenue	$154,795	$137,843	12%
Cost of Sales	87,959	80,422	9%
Gross profit	66,836	57,421	16%
Gross margin	43.2%	41.7%

Operating expenses	38,989	35,840	9%

Income from operations	$27,847	$21,581	29%

MTS News Release

November 14, 2013

Exhibit B

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Fiscal Year Ended
	September 28,	September 29,
Test Segment	2013	2012	% Variance

Orders	$470,024	$467,992	0%

Revenue	$474,119	$442,012	7%
Cost of Sales	296,136	262,131	13%
Gross profit	177,983	179,881	-1%
Gross margin	37.5%	40.7%

Operating expenses	116,999	121,537	-4%

Income from operations	$60,984	$58,344	5%

Sensors Segment

Orders	$97,394	$97,335	0%

Revenue	$95,320	$100,244	-5%
Cost of Sales	41,364	43,933	-6%
Gross profit	53,956	56,311	-4%
Gross margin	56.6%	56.2%

Operating expenses	34,985	34,144	2%

Income from operations	$18,971	$22,167	-14%

Total Company

Orders	$567,418	$565,327	0%

Revenue	$569,439	$542,256	5%
Cost of Sales	337,500	306,064	10%
Gross profit	231,939	236,192	-2%
Gross margin	40.7%	43.6%

Operating expenses	151,984	155,681	-2%

Income from operations	$79,955	$80,511	-1%

MTS News Release

November 14, 2013

Exhibit C

MTS SYSTEMS CORPORATION

Reconciliation of Return on Invested Capital to GAAP Measures

For the Fiscal Year Ended September 28, 2013

(unaudited - in thousands)

Net income	$57,806
After-tax interest expense	372
Net income excluding after-tax interest expense *	$58,178

Total shareholders’ investment as of September 29, 2012	226,719
Total shareholders’ investment as of September 28, 2013	256,537
Interest bearing debt as of September 29, 2012	—
Interest bearing debt as of September 28, 2013	35,000
Sum of invested capital	$518,256

Average invested capital *	$259,128

Return on invested capital *	22.5%

* Denotes Non-GAAP financial measure